Towerstream Completes Acquisition of Delos Internet in Houston

MIDDLETOWN, R.I., March 5, 2013-- Towerstream Corporation (Nasdaq:TWER), a leading 4G and Small Cell Rooftop Tower company, completed its acquisition of Delos Internet ("Delos") which operates in Houston, Texas.

“We are pleased to close the Delos acquisition which expands our national presence to 13 markets including 9 of the 10 largest in the country,” stated Joseph Hernon, Chief Financial Officer.  “This marks our fifth acquisition to date and we continue to seek opportunities in existing and new markets.”

Jeff Thompson, CEO will be presenting at today's Deutsche Bank Securities 2013 dbAccess Media, Internet & Telecom Conference from 3:25p.m. - 4:00p.m. EST. Investors and other interested parties may access a live webcast of the presentation by visiting the following URL: http://www.media-server.com/m/p/3us5ir73.

Mr. Thompson will discuss the company's recently formed subsidiary, Hetnets Tower Corporation, created to facilitate the growth of Towerstream' s shared wireless infrastructure business as well as discuss the company's acquisition program including the closing of Delos Internet based in Houston, its fifth acquisition to date.

About Towerstream Corporation

Towerstream (NASDAQ: TWER) is a leading 4G and Small Cell Rooftop Tower company. The company owns, operates, and leases Wi-Fi and Small Cell rooftop tower locations to cellular phone operators, tower, Internet and cable companies and hosts a variety of customers on its network. Towerstream was originally founded in 2000 to deliver fixed-wireless high-speed Internet access to businesses and to date offers superior broadband services in over 13 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Nashville, Las Vegas-Reno and the greater Providence area. For more information on Towerstream services, please visit www.towerstream.com and/or follow us @Towerstream.

The Towerstream Corporation logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=6570

Safe Harbor

Certain statements contained in this press release are "forward-looking statements" within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission, including, without limitation, risk related to our ability to deploy and expand small cell rooftop tower locations in the New York City and other key markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

INVESTOR CONTACT:

Terry McGovern

Vision Advisors

415-902-3001

mcgovern@visionadvisors.net

MEDIA CONTACT:

Todd Barrish

Indicate Media

646-396-6038

todd@indicatemedia.com

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